Pure Biofuels Corp.
9440 Little Santa Monica Blvd., Suite 401
Beverly Hills, CA 90210
Exhibit 10.6

May 11, 2007

Interpacific Oil SAC
Calle Juno Mz. C Lt. 6B
La Campina, Chorrillos
Lima 04, Perú

Luis Goyzueta
Av. La Merced 810
Surco, Lima 33
Perú

Alberto Pinto
Calle Bolívar 472-304
Lima 18, Perú

Patrick Orlando
Antonio Pezet 1506,
San Isidro, Lima 27
Perú

Attention: Luis Goyzueta
Alberto Pinto

Dear Messrs. Goyzueta and Pinto:

This binding letter sets forth the intention of Pure Biofuels Corp., a Nevada corporation (the “Buyer”), to acquire from Interpacific Oil SAC, a Peruvian corporation (the “Seller”), all of the Seller’s properties, assets, contracts, business, goodwill and rights as a going concern, of every kind, nature, character and description, tangible and intangible, wherever located and whether or not carried or reflected on the books and records of the Seller, including, without limitation, (i) all customer lists, vendor lists, distribution information, records and files, licenses and all promotional and advertising information, (iii) all patents, copyrights, trademarks, trade names and other intellectual property rights, (iv) all contracts, understandings, arrangements, purchase orders and agreements with suppliers, manufacturers, customers and other third parties, (v) all furniture, fixtures, equipment, vehicles and leasehold improvements and (vi) all cash received by the Seller for goods or services which will be provided by the Buyer after the Closing (as defined below) (collectively, the “Assets”). Notwithstanding the foregoing, the Assets shall not include (a) all accounts receivable of the Seller resulting from sales made prior to the Closing (as defined below), (b) all raw materials, work-in process, and finished goods constituting the Seller’s inventory and samples of the Seller’s products and (c) all cash and cash equivalents set forth on the Seller’s balance sheet or located in the Seller’s bank account(s), except as set forth in clause (vi) above. The Buyer may, in its sole discretion, elect to purchase all of the capital stock of the Seller in lieu of purchasing the Assets, whether by merger, purchase or other structure, in which case references to the Assets shall be deemed to refer to the capital stock of the Seller. If the Acquisition is structured as a merger, the Buyer shall proceed to purchase from the Seller’s shareholders (Luis Goyzueta Angobaldo, Peruvian citizen, identified with DNI No. 10609920; Alberto Pinto Rocha, Peruvian citizen, identified with DNI No. 08249574; and Patrick Orlando Panizo, Peruvian citizen, identified with Peruvian Passport No. 0552726) all of the shares they receive from Pure Biofuels Peru S.A.C. (hereinafter referred to as the “Buyer’s Subsidiary”) as a result of the merger process; in such case, the Seller’s Shareholders will be referred to as the “Seller” instead of Interpacific Oil SAC.

Based upon the information Buyer has received to date and present market conditions, the proposed acquisition of the Assets (the “Acquisition”) would be substantially on the following terms:

1.  The purchase price for the Assets will be (i) Six Million Three Hundred Thousand Dollars ($6,300,000), payable with (A) Seven Hundred Thousand Dollars ($700,000) in cash, certified or bank check or wire transfer of immediately available funds and (B) a number of shares of the Common Stock of the Buyer equal to $5,600,000 (subject to reduction as described below) divided by the per share purchase price of the Buyer’s Common Stock used in the first equity or debt financing following the execution of this letter (the “Financing”) or if no such Financing occurs within 90 days after the closing of the Acquisition (the “Closing”), then the lowest closing market price of the Buyer’s Common Stock between the execution of the Agreement and 90 days after the Closing and (ii) a five year warrant to purchase 2,925,000 shares of the Common Stock of the Buyer, at an exercise price equal to the closing bid price of the Buyer’s Common Stock on the trading day immediately preceding the date of the Closing. Seller shall receive customary piggy-back registration rights for their shares of Common Stock and shares of Common Stock underlying the warrant. None of the purchase price shall be payable as of the date of the Closing, but the Buyer shall be required to pay the $700,000 cash consideration and $1,300,000 of the stock consideration for the Acquisition 90 days after the Closing. The remainder of the stock consideration and the warrant consideration shall be contingent upon a review by Moore Stephens Wurth Frazer and Torbet, LLP or agreed upon accounting firm (the cost of which shall be borne by the Buyer) of the operations of the Assets for the 90-day period beginning on the closing date of the Acquisition confirming that the revenue in accordance with U.S. GAAP for such 90-day period exceeded $3,900,000. If the revenue is less than $3,900,000, then the additional stock consideration and warrant consideration shall each be proportionately reduced on a percentage basis rounded off to the nearest whole percentage for each $1.00 in which the revenue is less than $3,900,000. By way of example, if the revenue is $1,950,000, then one half of the additional stock consideration and one half of the warrant consideration shall be paid. Seller shall use its best efforts to cause Moore Stephens Wurth Frazer and Torbet, LLP or agreed upon accounting firm to review the results of operations of the Assets for the 90-day period beginning on the closing date of the Acquisition as soon as practicable but in no event later than 120 days after the Closing. If the revenue is less than $3,900,000, then the Seller shall have the option of measuring the revenue for an additional 90-day period (i.e., from the period beginning 91 days after the Closing and ending on the 180th day after the Closing) and can elect to be paid the additional stock consideration and warrant consideration based solely on the second 90-day period in the same manner set forth above for the first 90-day period. If the Acquisition is structured as a merger, then the Seller shall be merged into the Buyer’s Subsidiary and the shareholders of the Seller shall also become shareholders of the Buyer’s Subsidiary. At such time, the Buyer shall repurchase all of the shares received by the Seller’s shareholders from the Buyer’s Subsidiary as a result from the merger process with the Seller in exchange for the consideration above. After the execution of the Agreement (as hereinafter defined), the Buyer shall provide the Seller with $250,000 to expand the capacity of the Seller’s plant. If the merger between the Seller and the Buyer’s Subsidiary does not close, then the Seller will pay the Buyer such $250,000, without interest or any kind of penalties, within a term that will be discussed by both parties. In the case the Acquisition is structured as a merger, the Closing may also not occur until such time as the merger between the Buyer’s Subsidiary and the Seller is duly registered in the Peruvian Public Registry. It shall be understood that the Acquisition is structured as a merger whenever the governing bodies of the Buyer’s Subsidiary and the Seller agree to begin the merger process by which the Buyer’s Subsidiary absorbs the Seller.

2.  Except as expressly provided in the Agreement (as hereinafter defined), Buyer shall not assume any liabilities of the Seller. The parties agree to comply with all Peruvian laws applicable to the Assets and/or the merger process, including the registration of this process in the Peruvian Public Registry, as a condition to the Closing.

3.  Until the Closing, the Seller will operate its business as presently operated, preserve its business operations intact and use its commercially reasonable efforts to preserve the assets of the Seller and the goodwill of suppliers, manufacturers, customers and other third parties having business relations with the Seller.

4.  Prior to the Closing, the Seller will afford Buyer and its representatives reasonable opportunity for free and full access to the properties, books, records, other data and personnel related to the Seller for the purpose of completing all reasonably necessary “due diligence” investigations and shall otherwise cooperate in good faith with Buyer, and its representatives in connection therewith, including, without limitation, interviewing the Seller’s employees and, subject to the Seller’s consent in each instance (which consent shall not be unreasonably withheld), customers. Buyer will likewise cooperate and afford the Seller and its representatives reasonable opportunity to complete all reasonably necessary “due diligence” investigations of Buyer.

5.  Each of the Seller and Buyer agrees to pay its own costs and expenses in connection with any aspect of the Acquisition, including the preparation and negotiation of this letter of intent, it being understood that neither of the parties shall be responsible for the other's costs and expenses.

6.  Each of the parties agrees that no finder's fee or brokerage commission shall, by reason of its actions, be payable by the other party in connection with the Acquisition, and neither party knows of any such fees or commissions that are or may become payable in connection with the Acquisition. Each of the parties agrees to indemnify the other in the event of a breach of the agreement set forth in this paragraph 6.

7.  We will proceed promptly to negotiate a binding, definitive purchase agreement (the “Agreement”) providing for the Acquisition in form and substance reasonably satisfactory to Buyer, the Seller and their respective counsel. The Agreement will contain (a) customary representations and warranties by the Seller and its shareholders with respect to the Seller, the Seller’s business, the Assets and such other representations and warranties as may be necessary or proper as a result of Buyer’s review of the Seller and its business, (b) customary representations and warranties by Buyer with respect to such things as due formation of Buyer and power and authority of Buyer to purchase the Assets, (c) covenants, (d) indemnities by the Seller and its shareholders, (e) closing conditions and (f) undertakings. The Agreement will further provide for each party's receipt of such instruments of transfer and assumption, legal opinions and other documents and agreements as such party may reasonably request in connection with the Acquisition.

8.  In addition to customary conditions, the obligations of Buyer to consummate the Acquisition shall be contingent upon (a) the satisfactory completion of Buyer’s “due diligence” examination of the Seller, its business and the Assets, (b) the execution and delivery of the Agreement by the Seller, (c) the agreement of the Seller to lease to the Buyer the property containing the Assets for $1,200 per month, (d) the receipt of all necessary consents and approvals of governmental bodies and other third parties to the Acquisition, (e) the absence of any material adverse change in the Seller’s business or prospects related thereto, (f) an appraisal of the Assets by a nationally recognized valuation or accounting firm with a branch office in Peru resulting in a report (the cost of which shall be borne by the Buyer) that demonstrates that the liquidation value of the Assets is equal to at least $2.7 million and the cost basis of the Assets is equal to at least $1.5 million and (g) Seller shall have its financial statements for 2005, 2006 and the requisite interim period in 2007 audited or reviewed in accordance with U.S. GAAP.

9.  Any information disclosed by Buyer or Seller, or their respective representatives, which has not been publicly disclosed, shall be kept strictly confidential by the other. In the event that the Agreement is not signed on or before the Termination Date (as hereinafter defined), all documents delivered by Buyer or Seller, or their respective representatives, to the other and any copies of such documents or derivative forms of the information contained in such documents shall be immediately returned or destroyed. Buyer and Seller shall each use their best efforts to cause their respective representatives to abide by the provisions of this paragraph 9.

10.  No public announcement of the proposed transaction shall be made by Buyer or Seller without the other party’s consent except where required by applicable law.

11.  In recognition and consideration of the fact that Buyer will invest substantial time and effort in its investigation of Seller and in the preparation and negotiation of the Agreement and in other matters relating to the Acquisition and as a result forego or delay the conduct of other activities and opportunities, Seller will not, and will not permit its shareholders or representatives or any other third party to, (i) directly or indirectly solicit, encourage or facilitate the submission of proposals or offers from any person other than Buyer relating to any merger or acquisition of the capital stock or the Assets of, or other similar transaction involving, Seller (an “Acquisition Proposal”) or (ii) participate in any discussions or negotiations regarding, or furnish any information to any person other than Buyer and its representatives in connection with, any Acquisition Proposal by any person other than Buyer. Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to the foregoing.

12.  In the event that the parties fail to execute and deliver the Agreement on or before September 30, 2007 (the “Termination Date”), then this letter of intent shall terminate without liability on the part of either party (except as hereinafter provided or as provided in the Agreement) and without further action by the parties. Notwithstanding the foregoing, the Termination Date shall be extended in the event that Buyer is unable to complete its due diligence investigation because of the unavailability of Seller or of personnel of Seller reasonably requested by Buyer or the inability of Seller to deliver or cause to be delivered in a timely manner documentation reasonably requested by Buyer or its representatives.

13.  The parties agree that if the Buyer fails to have its planned biodiesel plant operational within one year after the closing of the Acquisition, then the parties will unwind the Acquisition and the Buyer will return the Assets to the Seller and the Seller will return all of the consideration received from the Buyer other than (a) the cash consideration of $700,000 and (b) an amount equal to the gross profit of the Assets for the 12 month period commencing on the Closing Date, less an assumed $350,000 of overhead (the “Return Consideration”), but only to the extent the Return Consideration exceeds $700,000. Any amount of Return Consideration greater than $700,000 shall be payable in that number of shares of Common Stock of the Buyer with an aggregate value equal to the remaining Return Consideration due to the Seller pursuant to this paragraph. Moore Stephens Wurth Frazer and Torbet, LLP or agreed upon accounting firm shall review the gross profit amount and the shares of the Company’s Common Stock shall be valued at the then current market price. However, the parties agree that in case the Acquisition is structured as a merger, the Closing shall be suspended until the merger process is registered in the Peruvian Public Registry.

The parties agree that in this scenario, returning of the assets will be done by means of any type of transfer that is suitable to transfer to the Seller the Assets or the shares of the Seller, as the case may be, including the performance of a corporate spin - off, the execution of a sales agreement or other structure to be agreed by both parties.

This letter shall be binding on the parties and constitutes the entire agreement between the parties and supersedes all prior oral or written agreement, understandings, representations and warranties and courses of conduct and dealing between the parties on the subject matter hereof, and may only be amended by a writing signed by each of the parties.

This letter shall be governed by and interpreted in accordance with the laws of Peru. The Seller agrees that the Buyer, in its sole discretion, may acquire the Assets or the stock of the Seller directly or through one or more subsidiaries. This letter may be executed in one or more counterparts, all of which taken together shall be one agreement and facsimile or email signatures shall be deemed original signatures for all purposes.

We trust the foregoing is acceptable and look forward to moving ahead rapidly to ensure the timely completion of the Acquisition. If the foregoing correctly expresses our understanding, please so indicate by signing and dating the enclosed copy of this letter at the bottom and returning it to our counsel, DLA Piper US LLP, Attn.: Daniel I. Goldberg, Esq. at 1251 Avenue of the Americas, New York, New York 10020, Fax No. 212-884-8466, email: Daniel.i.goldberg@dlapiper.com. In the event that a signed copy of this letter of intent is not in our counsel’s hand on or before 5:00 p.m. (New York time) on May 11, 2007 our offer to acquire the Assets shall be withdrawn and this letter of intent shall have no further force or effect.

[Remainder of page intentionally left blank.]

Very truly yours,

Pure Biofuels Corp.

By:	/s/ Steven Magami
Steven Magami
President

ACCEPTED AND AGREED TO:

Interpacific Oil SAC

By: /s/ Luis Goyzueta
Luis Goyzueta
Managing Director

By: /s/ Alberto Pinto
Alberto Pinto
Managing Director

/s/ Luis Goyzueta
Luis Goyzueta, shareholder of Interpacific Oil SAC

/s/ Alberto Pinto
Alberto Pinto, shareholder of Interpacific Oil SAC

/s/ Patrick Orlando
Patrick Orlando, shareholder of Interpacific Oil SAC

Dated: May 11, 2007

[Signature page to Pure Biofuels Corp. / Interpacific Oil SAC binding Letter of Intent.]